FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

Andrew W. Hasley Elected to FHLBank Pittsburgh Board

PITTSBURGH, Jan. 24, 2020 – Andrew (Andy) W. Hasley, President of Standard Bank, has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) in accordance with the rules of the Federal Housing Finance Agency to fill a vacant Pennsylvania member director position. Effective Jan. 23, 2020, Mr. Hasley will fill the unexpired term of former director James Biery, which ends Dec. 31, 2020.

Mr. Hasley previously served as President and CEO of Allegheny Valley Bank, prior to its merger into Standard Bank.

Andy received his undergraduate degree and MBA from Duquesne University, and earned his CPA while working at Ernst & Whinney (now Ernst & Young). Mr. Hasley worked at FHLBank Pittsburgh before assuming a leadership role at Pennsylvania Capital Bank, where he rose to the position of President.

Mr. Hasley currently serves on the boards of the Pennsylvania Association of Community Bankers and the Pittsburgh Zoo & PPG Aquarium. He also sits on the Federal Reserve Bank of Cleveland’s Community Depository Institution Advisory Board.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is part of the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles. To learn more, visit www.fhlb-pgh.com.

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